TRUST AGREEMENT

Between

CONVERGYS CORPORATION

And

FIDELITY MANAGEMENT TRUST COMPANY

CONVERGYS CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN AND CONVERGYS CORPORATION DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS TRUST

Dated as of December 23, 2011

TABLE OF CONTENTS
Section 1Definitions    1
Section 2Trust    5
(a)Establishment    5
(b)Agency Arrangement.    5
(c)Trust Assets    6
(d)Non-Assignment    6
Section 3Payments to Sponsor    6
Section 4Disbursements    6
(a)Directions from Administrator    6
(b)Limitations    6
Section 5Investment of Trust    7
(a)Selection of Investment Options    7
(b)Available Investment Options    7
(c)Investment Directions    7
(d)Unfunded Status of Plan    8
(e)Mutual Funds    8
(i)Execution of Purchases and Sales    8
(ii)Voting    8
(f)Sponsor Stock (frozen to new investments, except for reinvestment of dividends)    8
(i)Acquisition Limit    9
(ii)Duty    9
(iii)Purchases and Sales of Sponsor Stock    9
(iv) Securities Law Reports    10
(v)Voting and Tender Offers    10
(vi)General    10
(vii)Conversion    10
(g)Cincinnati Bell Common Stock (frozen to new investments, except for reinvestment of dividends)    11
(i)Acquisition Limit.    11
(ii)Duty.    11
(iii)Purchases and Sales of Cincinnati Bell Common Stock for Batch Activity.    11
(iv)Purchases and Sales of Cincinnati Bell Common Stock for Participant-Initiated Exchanges (“Real Time” Trading)    12
(v)Use of an Affiliated Broker.    13
(vi)Securities Law Reports.    13
(vii)Voting and Tender Offers.    14
(viii)General.    14
(ix)Conversion.    14
(h)Trustee Powers    14
Section 6Recordkeeping and Administrative Services to Be Performed    15
(a)General    15
(b)Accounts    15
(c)Inspection and Audit    16
(d)Notice of Plan Amendment    17
(e)Returns, Reports and Information    17

Section 7Compensation and Expenses    17
Section 8Directions, Indemnification and Data Conditions    17
(a)Identity of the Sponsor and the Administrator    17
(b)Directions from the Sponsor and the Administrator    18
(c)Directions from Participants    18
(d)Indemnification    18
(e)Data Conditions    19
(f)Exclusion of Damages    19
Section 9Resignation or Removal of Trustee    19
(a)Resignation and Removal    19
(b)Termination    19
(c)Notice Period    19
(d)Transition Assistance    19
(e)Failure to Appoint Successor    20
Section 10Successor Trustee    20
(a)Appointment    20
(b)Acceptance    20
(c)Corporate Action    20
Section 11Resignation, Removal, and Termination Notices    20
Section 12Duration    20
Section 13Insolvency of Sponsor    21
Section 14Amendment or Modification    21
Section 15Electronic Services    22
Section 16Assignment    23
Section 17 Proprietary Material    23
Section 18Force Majeure    23
Section 19Insurance    23
Section 20Confidentiality; Safeguarding of Data    24
Confidential Information24
(b)Ownership of Information/Safeguarding Information    25
(c)Return of Information    25
(d)Exceptions to Confidential Treatment    25
(e)No Duty to Disclose    26
(f)Personal Data    26
(g)Foreign Data Protection Laws    26
Section 21Resolution of Disputes    26
(a)Informal Dispute Resolution    27
(b)Non-Binding Mediation    27
(c)Exceptions to Dispute Resolution Procedure    27
Section 22General    27
(a)Performance by Trustee, its Agents or Affiliates    27
(b)Entire Agreement    27
(c)Waiver    27
(d)Successors and Assigns    28
(e)Partial Invalidity    28

(f)Section Headings    28
(g)Communications    28
(h)Auto-Debit    28
(i)Survival    28
(j)Sponsor Authorization    29
Section 23Authorization To Make Available Comprehensive Employee Solutions    29
Section 24Situs of Trust Assets    30
Section 25Governing Law    30
(a)Massachusetts Law Controls    30
(b)Trust Agreement Controls    30
Section 26Non-Resident Aliens    30
SCHEDULES1

Recordkeeping and Administrative Services	1

Fee Schedule	1

Investment Options	1

TRUST AGREEMENT, dated as of the twenty-third day of December, 2011 (“Effective Date”), between CONVERGYS CORPORATION, an Ohio corporation, having an office at 201 East Fourth Street, Cincinnati, OH 45202 (the "Sponsor"), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Trustee").

WITNESSETH:

WHEREAS, the Sponsor is the sponsor of the Convergys Corporation Executive Deferred Compensation Plan and the Convergys Corporation Deferred Compensation Plan for Non-Employee Directors (collectively and individually, the "Plan"); and

WHEREAS, the Sponsor wishes to restate, in its entirety, by entering into this Agreement, the irrevocable trust originally established on October 17, 2001, with regard to the Plan effective on the date the assets of which are transferred to the Trustee and to contribute to the Trust assets that shall be held therein, subject to the claims of Sponsor's creditors in the event of Sponsor's Insolvency, as herein defined, until paid to Participants and their beneficiaries in such manner and at such times as specified in the Plan; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"); and

WHEREAS, it is the intention of the Sponsor to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan; and

WHEREAS, the Trustee is willing to hold and invest the aforesaid plan assets in trust among several investment options selected by the Sponsor; and

WHEREAS, the Sponsor also wishes to have the Trustee perform certain ministerial recordkeeping and administrative functions under the Plan; and

WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan if the services are ministerial in nature and are provided within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1    Definitions

The following terms as used in this Trust Agreement have the meaning indicated unless the context clearly requires otherwise:

(a)	“Administrator”

“Administrator” shall mean Convergys Corporation identified in the Plan document as the “administrator” of the Plan, or otherwise, the Plan Sponsor.

(b)	“Agreement”

“Agreement” shall mean this Trust Agreement, and the Schedules and/or Exhibits attached hereto, as the same may be amended and in effect from time to time.

(c)	“Business Day”

“Business Day” shall mean each day the NYSE is open. The closing of a Business Day shall mean the NYSE’s normal closing time of 4:00 p.m.(ET), however, in the event the NYSE closes before such time or alters its closing time, all references to the NYSE closing time shall mean the actual or altered closing time of the NYSE.

(d)	“Cincinnati Bell Common Stock”

“Cincinnati Bell Common Stock” shall mean the common stock of Cincinnati Bell.

(e)	“Cincinnati Bell Common Stock Fund”

“Cincinnati Bell Common Stock Fund” shall mean the investment option consisting of Cincinnati Bell Common Stock.

(f)	“Code”

“Code” shall mean the Internal Revenue Code of 1986, as it has been or may be amended from time to time.

(g)	“EDT”

“EDT” shall mean electronic data transfer.

(h)	“Electronic Services”

“Electronic Services” shall mean communication and services made available via electronic media.

(i)	“ERISA”

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

(j)	“External Account Information”

“External Account Information” shall mean account information, including retirement savings account information, from third party websites or other websites maintained by Fidelity or its affiliates.

(k)	“Fidelity Mutual Fund”

“Fidelity Mutual Fund” shall mean any investment company advised by Fidelity Management & Research Company or any of its affiliates.

(l)	“Fidelity Plan Sponsor Webstation®”

“Fidelity Plan Sponsor Webstation®” (PSW®) shall mean the graphical windows based application that provides current Plan and Participant information including indicative data, account balances, activity and history.

(m)	“FIIOC”

“FIIOC” shall mean Fidelity Investments Institutional Operations Company, Inc.

(n)	“In Good Order”

“In Good Order” shall mean in a state or condition acceptable to the Trustee in its sole discretion, which the Trustee determines is reasonably necessary for accurate execution of the intended transaction.

(o)	“Insolvency”

"Insolvency" shall mean that (i) Sponsor is unable to pay its debts as they become due, or (ii) Sponsor is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(p)	“Insolvent”

"Insolvent" shall mean that (i) Sponsor is unable to pay its debts as they become due, or (ii) Sponsor is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(q)	“Losses”

“Losses” shall mean any and all loss, damage, penalty, liability, cost and expense, including without limitation, reasonable attorney’s fees and disbursements.

(r)	“Mutual Fund”

“Mutual Fund” shall refer both to Fidelity Mutual Funds and Non-Fidelity Mutual Funds.

(s)	“NAV”

“NAV” shall mean Net Asset Value.

(t)	“NFSLLC”

“NFSLLC” shall mean National Financial Services LLC.

(u)	“Non-Fidelity Mutual Fund”

“Non-Fidelity Mutual Fund” shall mean certain investment companies not advised by Fidelity Management & Research Company or any of its affiliates.

(v)	“NYSE”

“NYSE” shall mean the New York Stock Exchange.

(w)	“Participant”

“Participant” shall mean, with respect to the Plan, any employee (or former employee) with an account under the Plan, which has not yet been fully distributed and/or forfeited, and shall include the designated beneficiary(ies) with respect to the account of any deceased employee (or deceased former employee) until such account has been fully distributed and/or forfeited.

(x)	“Participant Recordkeeping Reconciliation Period”

“Participant Recordkeeping Reconciliation Period” shall mean the period beginning on the date of the initial transfer of assets to the Trust and ending on the date of the completion of the reconciliation of Participant records.

(y)	“PIN”

“PIN” shall mean personal identification number.

(z)	“Plan”

“Plan” shall mean the Convergys Corporation Executive Deferred Compensation Plan and the Convergys Corporation Deferred Compensation Plan for Non-Employee Directors.

(aa)	“Plan Administration Discovery & Design Document”

“Plan Administration Discovery & Design Document” shall mean the document which sets forth the administrative and recordkeeping duties and procedures to be followed by the Trustee in administering the Plan, as such document may be amended and in effect from time to time during the initial implementation of the Plan onto the Fidelity Participant Recordkeeping System (“FPRS”). This document is an interim document and shall be superseded by the approved Plan Administration Manual.

(ab)	“Plan Administration Manual”

“Plan Administration Manual” shall mean the document which sets forth the administrative and recordkeeping duties and procedures to be followed by the Trustee in administering the Plan, as such document may be amended and in effect from time to time. This definition shall include the Plan Administration Discovery & Design Document from the implementation process until the full Plan Administration Manual can be generated and approved.

(ac)	“Reporting Date”

“Reporting Date” shall mean the last day of each fiscal quarter of the Plan and, if not on the last day of fiscal quarter, the date as of which the Trustee resigns or is removed pursuant to this Agreement or the date as of which this Agreement terminates pursuant to Section 9 hereof.

(ad)	“SEC”

“SEC” shall mean the Securities and Exchange Commission.

(ae)	“Sponsor”

“Sponsor” shall mean Convergys Corporation, an Ohio corporation, or any successor to all or substantially all of its businesses which, by agreement, operation of law or otherwise, assumes the responsibility of the Sponsor under this Agreement.

(af)	“Sponsor Stock”

“Sponsor Stock” shall mean the common stock of the Sponsor, or such other publicly-traded stock of the Sponsor, or such other publicly-traded stock of the Sponsor’s affiliates.

(ag)	“Stock Fund”

“Stock Fund” shall mean the investment option consisting of Sponsor Stock.

(ah)	“Trust”

“Trust” shall mean the Convergys Corporation Executive Deferred Compensation Plan and the Convergys Corporation Deferred Compensation Plan for Non-Employee Directors Trust, being the trust established by the Sponsor and the Trustee pursuant to the provisions of this Agreement.

(ai)	“Trustee”

“Trustee” shall mean Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business as described in Section 10. The term Trustee shall also include any successor trustee appointed pursuant to Section 10 to the extent such successor agrees to serve as Trustee under this Agreement.

(aj)	“VRS”

“VRS” shall mean Voice Response System.

Section 2    Trust

(a)	Establishment

The Sponsor hereby establishes the Trust with the Trustee. The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor or transferred from a previous trustee under the Plan, such additional sums of money as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement. The Sponsor retains the right to hold other Plan assets in a trust or insurance contract which shall be separate and apart from the Trust, and the Trustee shall have no responsibilities with respect to such trust or insurance contract except as specifically set forth herein.

(b)	Agency Arrangement.

The Trust is intended to be an agency arrangement for Federal tax purposes and shall be construed accordingly.

(c)	Trust Assets

The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Sponsor and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Agreement shall be mere unsecured contractual rights of Participants and their beneficiaries against the Sponsor. Any assets held by the Trust will be subject to the claims of the Sponsor's general creditors under federal and state law in the event of Sponsor’s Insolvency.

(d)	Non-Assignment

Benefit payments to Participants and their beneficiaries funded under this Trust may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered, or subjected to attachment, garnishment, levy, execution, or other legal or equitable process. Notwithstanding anything in this Agreement to the contrary, the Sponsor can direct the Trustee to disperse monies pursuant to a domestic relations order as defined in Code section 414(p)(1)(B) in accordance with Section 4(a).

Section 3    Payments to Sponsor

Except as provided under this Agreement, the Sponsor shall have no right to retain or divert to others any of the Trust assets before all payment of benefits have been made to Participants pursuant to the terms of the Plan. The Sponsor may direct the Trustee in writing to pay the Sponsor any amount in excess of the amount needed to pay all of the benefits accrued under the Plan as of the date of such payment.

Section 4    Disbursements

(a)	Directions from Administrator

The Trustee shall disburse monies to the Administrator for benefit payments in the amounts that the Administrator directs from time to time in writing. The Trustee shall have no responsibility to ascertain whether the Administrator’s direction complies with the terms of the Plan or any applicable law. The Trustee shall not be responsible for: (i) making benefit payments to Participants under the Plan, (ii) any Federal, State or local income tax reporting or withholding with respect to such Plan benefits, and (iii) FICA (Social Security and Medicare) or any Federal or State unemployment tax with respect to Plan distributions.
Notwithstanding any other provision of this plan to the contrary, the Sponsor directs the Trustee to separately account for amounts contributed during a “restricted period” (as defined in Code Section 409A(b)(3)(B)) and shall not use those amounts and/or the earnings thereon for the purposes of paying deferred compensation of an “applicable covered employee” (as defined in Section 409A(b)(3)(D)).

(b)	Limitations

The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement. The Trustee shall not be required to make any disbursement in cash or shares unless the Administrator has provided a written direction as to the assets to be converted to cash or shares for the purpose of making the disbursement.

For the purposes of this Agreement, where any Plan distribution exceeds the benefit due a Participant, the Participant shall be required to repay such amounts and the Plan shall not be deemed to have incurred any loss in connection with any overpayment unless and until it has been determined that the Participant will not restore such amounts to the Plan. Consistent with the foregoing, the Trustee and Sponsor shall cooperate in asserting commercially reasonable attempts to recover such overpayment from the Participant prior to either the Trustee or the Sponsor restoring such amount to the Plan provided that the reasonable expenses and fees incurred in such collection efforts shall be the responsibility of the party that caused the error.

Section 5    Investment of Trust

(a)	Selection of Investment Options

The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

(b)	Available Investment Options

The Sponsor shall direct the Trustee as to what investment options the Trust shall be invested in during the Participant Recordkeeping Reconciliation Period, the investment options in which Participants may invest following the Participant Recordkeeping Reconciliation Period, and any other investment option in which the Trust is to be invested, as reflected on Schedule C. The investment options initially selected by the Sponsor are identified on Schedule C attached hereto. Upon transfer to the Trust, Plan assets will be invested in the investment option(s) as directed by the Sponsor. The Trustee shall be responsible for providing services under this Agreement solely with respect to those investment options set forth on Schedule C, which have been designated by the Sponsor in its sole discretion. Although the Sponsor retains sole discretion as to the investment options for the Plan, the Trustee shall not, absent its written consent, be required to provide services with respect to other investment options that the Sponsor seeks to add to the Trust. Except where stated otherwise in this Agreement by explicit reference to Plan assets being held outside the Trust, all obligations of the Trustee hereunder (including all services to be performed by the Trustee) with respect to the Plan shall be performed solely with respect to the investment options set forth on Schedule C, and no other investments that may be held under a separate trust or insurance product with respect to the Plan shall be considered by the Trustee in its performance of such obligations.

(c)	Investment Directions

The Sponsor shall direct the Trustee as to how to invest the assets held in the Trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the Plan, the Sponsor may direct the Trustee in writing to invest the assets held in the Trust to correspond to the hypothetical investments made for Participants in accordance with their direction under the Plan. In such cases, Participants may provide directions with respect to their hypothetical investments under the Plan by use of the system maintained for such purposes by the Trustee or its agents, as may be agreed upon from time to time by the Sponsor and the Trustee, and shall be processed in accordance with the fund exchange provisions set forth in the Plan Administration Manual. The Trustee shall not be liable for any loss or expense that arises from a Participant’s exercise or non-exercise of rights under this Section 5 over the assets in the Participant’s accounts. In the event that the Trustee fails to receive a proper direction, the assets in question shall be invested in the investment option set forth for such purpose on Schedule C until the Trustee receives a proper direction.

(d)	Unfunded Status of Plan

The Sponsor’s designation of available investment options, the maintenance of accounts for each Participant, the crediting of investments gains (or losses) to such accounts, and the exercise by Participants of any powers relating to investments under this Agreement are solely for the purpose of providing a mechanism for measuring the obligation of the Sponsor to any particular Participant under the applicable Plan. As provided in this Agreement, no Participant will have any preferential claim to or beneficial ownership interest in any asset or investment held in the Trust, and the rights of any Participant under the applicable Plan and this Agreement are solely those of an unsecured general creditor of the Sponsor with respect to the benefits of the Participant under the Plan.

(e)	Mutual Funds

On the effective date of this Agreement, in lieu of receiving a printed copy of the prospectus for each Fidelity Mutual Fund selected by the Sponsor as a Plan investment option or short-term investment fund, the Sponsor hereby consents to receiving such documents electronically. The Sponsor shall access each prospectus on the internet after receiving notice from the Trustee that a current version is available online at a website maintained by the Trustee or its affiliate. Trustee represents that on the effective date of this Agreement, a current version of each such prospectus is available at https://www.fidelity.com or such successor website as Trustee may notify the Sponsor of in writing from time to time. The Sponsor represents that it has accessed/will access each such prospectus as of the effective date of this Agreement at https://www.fidelity.com or such successor website as Trustee may notify the Sponsor of in writing from time to time.

Trust investments in Mutual Funds shall be subject to the following limitations:

(i)	Execution of Purchases and Sales

Purchases and sales of Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives from the Sponsor In Good Order all information and documentation necessary to accurately effect such transactions and (if applicable) wire transfer of funds.

Exchanges of Mutual Funds shall be processed in accordance with the fund exchange provisions set forth in the Plan Administration Manual.

(ii)	Voting

At the time of mailing of notice of each annual or special stockholders' meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to the Sponsor, together with a voting direction form for return to the Trustee or its designee. The Trustee shall vote the shares held in the Trust in the manner as directed by the Sponsor. The Trustee shall not vote shares for which it has received no corresponding directions from the Sponsor. The Sponsor shall also have the right to direct the Trustee as to the manner in which all shareholder rights, other than the right to vote, shall be exercised. The Trustee shall have no further duty to solicit directions from the Sponsor.

(f)	Sponsor Stock (frozen to new investments, except for reinvestment of dividends)

Trust investments in Sponsor Stock shall be made via the Stock Fund.

(i)	Acquisition Limit

Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions under this Agreement. The Sponsor shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.

(ii)	Duty

The Sponsor shall continually monitor the suitability of acquiring and holding Sponsor Stock. The Trustee shall not be liable for any loss or expense which arises from the directions of the Sponsor with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by any applicable law or would be contrary to the terms of this

Agreement.

(iii)	Sales of Sponsor Stock

Unless otherwise directed by the Sponsor in writing, pursuant to directions that the Trustee can administratively implement, the following provisions shall govern sales of Sponsor Stock:

Sales from or to Sponsor

Unless otherwise directed by the Sponsor in writing prior to the trading date, the Trustee will purchase or sell Sponsor Stock from or to the Sponsor if the purchase or sale is for adequate consideration and no commission is charged in accordance with the provisions set forth in the Plan Administration Manual. If Sponsor contributions (employer) or contributions made by the Sponsor to hypothetical Participants (employee) accounts under the Plan are to be invested in Sponsor Stock, the Sponsor may transfer Sponsor Stock in lieu of cash to the Trust.

Open Market Sales of Sponsor Stock

If directed by the Sponsor in writing prior to trading date, sales of Sponsor Stock (other than for exchanges) shall be made on the open market on the date on which the Trustee receives from the Sponsor In Good Order all information, documentation, and wire transfer of funds (if applicable), necessary to accurately effect such transactions. Exchanges of Sponsor Stock shall be processed in accordance with the fund exchange provisions set forth in the Plan Administration Manual. Such general rules shall not apply in the following circumstances:

(1)                If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

(2)                If the Trustee is prohibited by the SEC, the NYSE or principal exchange on which the Sponsor Stock is traded, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

In the event of the occurrence of the circumstances described in (1) or (2) above, the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible, and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow written directions from the Sponsor to deviate from the above purchase and sale procedures.

Use of an Affiliated Broker

The Sponsor hereby directs the Trustee to use NFSLLC to provide brokerage services in connection with any purchase or sale of Sponsor Stock. NFSLLC shall execute such directions directly or through any of its affiliates. The provision of brokerage services shall be subject to the following:

(1)Any successor organization of NFSLLC, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision.

(2)The Trustee and NFSLLC shall continue to rely on this direction provision until notified to the contrary. The Sponsor reserves the right to terminate this direction upon written notice to NFSLLC (or its successor) and the Trustee, in accordance with this Agreement.

(iv)	Securities Law Reports

The Sponsor shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Sponsor shall be responsible for the registration of any Plan interests to the extent required under Federal or state securities law. The Trustee shall provide to the Sponsor such information on the Trust's ownership of Sponsor Stock as the Sponsor may reasonably request in order to comply with Federal or state securities laws.

(v)	Voting and Tender Offers

Notwithstanding any other provision of this Agreement, the provisions of this Section shall govern the voting and tendering of Sponsor Stock held under the Trust. The Sponsor shall provide direction to the Trustee with respect to any proxy voting, any tender or exchange offer, or any other similar shareholder right, and the Trustee shall vote, tender or exchange shares of Sponsor Stock in accordance with timely, written direction from the Sponsor. Unless otherwise required by applicable law, the Trustee shall not take any action with respect to a vote, tender, exchange or similar shareholder right in the absence of instruction from the Sponsor. For these purposes, a timely direction is one that is received at a time that reasonably allows the Trustee to exercise shareholder rights, through a custodian, if applicable.

(vi)	General

With respect to all shareholder rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, the Trustee shall follow the directions of the Sponsor in accordance with the procedures described in (v) above.

(vii)	Conversion

All provisions in this Section 5(f) shall also apply to any securities received as a result of a conversion of Sponsor Stock.

(g)	Cincinnati Bell Common Stock (frozen to new investments, except for reinvestment of dividends)

Trust investments in Cincinnati Bell Common Stock shall be made via the Cincinnati Bell Common Stock Fund.

(i)	Acquisition Limit.

Pursuant to the Plan, the Trust may be invested in Cincinnati Bell Common Stock to the extent necessary to comply with investment directions under this Agreement. The Sponsor shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.

(ii)	Duty.

The Sponsor shall continually monitor the suitability of acquiring and holding Cincinnati Bell Common Stock. The Trustee shall not be liable for any loss, or expense, which arises from the directions of the Sponsor with respect to the acquisition and holding of Cincinnati Bell Common Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by any applicable law or would be contrary to the terms of this Agreement.

(iii)	Purchases and Sales of Cincinnati Bell Common Stock for Batch Activity.

Unless otherwise directed by the Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Cincinnati Bell Common Stock for contributions, distributions, or any other purchase or sale of Cincinnati Bell Common Stock related to a transaction that the Sponsor has directed the Trustee in writing to implement on a batch basis (“batch activity”).

(A)     Open Market Purchases and Sales. Purchases and sales of
Cincinnati Bell Common Stock shall be made on the open market in accordance with the Trustee’s standard trading guidelines, as they may be amended from time to time, as necessary to honor batch activity. Such general rules shall not apply in the following circumstances:

(1)	If the Trustee is unable to purchase or sell the total
number of shares required to be purchased or sold on such day as a result of market conditions; or

(2)	If the Trustee is prohibited by the SEC, the NYSE or
principal exchange on which the Cincinnati Bell Common Stock is traded, or any other regulatory or judicial body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

In the event of the occurrence of a circumstance described in (1) or (2) above, the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible, and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow written directions from the Sponsor to deviate from the above purchase and sale procedures.

(B)    Purchases and Sales from or to Sponsor. If directed by the Sponsor in writing prior to the trading date, the Trustee may purchase or sell Cincinnati Bell Common Stock from or to the Sponsor if the purchase or sale is for adequate consideration (within the meaning of section 3(18) of ERISA) and no commission is charged. If Sponsor contributions (employer) or contributions made by the Sponsor on behalf of the Participants (employee) under the Plan are to be invested in Cincinnati Bell Common Stock, the Sponsor may transfer Cincinnati Bell Common Stock in lieu of cash to the Trust.

(iv)	Purchases and Sales of Cincinnati Bell Common Stock for Participant-Initiated Exchanges (“Real Time” Trading)

Unless otherwise directed by the Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Cincinnati Bell Common Stock for Participant-initiated exchanges of hypothetical investment in Cincinnati Bell Common Stock.

(A)    Purchases and Sales of Cincinnati Bell Common Stock. Purchases and sales of Cincinnati Bell Common Stock associated with individual Participant-initiated exchanges into or out of a Participant’s hypothetical interest in the Cincinnati Bell Common Stock Fund shall be made on the open market pursuant to order types selected by the Participant in accordance with the Trustee’s procedures for “Real Time Trading.” The Sponsor may instruct the Trustee to limit the order types available to Participants.

(1)    Automated Order Entry. Cincinnati Bell Common Stock trades associated with Participant-initiated exchanges of a Participant’s hypothetical interest in the Cincinnati Bell Common Stock Fund shall be sent to market as soon as administratively feasible during regular trading hours via an electronic order entry system, unless such trade is treated as a block trade. Such electronic order entry system shall be deemed an Electronic Service for purposes of Section 15 of this Agreement.

(2)    Limitations on Trades; Cancellation of Exchange Requests. Trades rejected under rules of the applicable securities exchange will not be executed. The Trustee will not submit orders (or will cancel orders) for stock trades that violate the Trustee’s procedures for “Real Time Trading”. The Trustee shall not submit any trade order associated with a Participant-initiated exchange of a Participant’s hypothetical interest in the Cincinnati Bell Common Stock Fund at any time when the Cincinnati Bell Common Stock Fund has been closed to such activity. Trades associated with Participant-initiated exchanges of a Participant’s hypothetical interest in the Cincinnati Bell Common Stock Fund shall not be transacted at any time when the regular market is closed, or when the SEC, the NYSE or principal exchange on which the Cincinnati Bell Common Stock is traded, or any other regulatory or judicial body has prohibited purchases or sales of any or all of the shares requested to be traded pursuant to the Participant-initiated exchange of a Participant’s hypothetical interest in the Cincinnati Bell Common Stock Fund. An exchange requested by the Participant in a Participant’s hypothetical interest in the Cincinnati Bell Common Stock Fund shall be rejected or cancelled, as the case may be, to the extent any accompanying hypothetical trade is not submitted, not executed or cancelled.

(B)    Reserve Requirements for Exchanges Into Cincinnati Bell Common Stock Fund and Corrective Sales. The Participant’s ability to initiate hypothetical exchanges into the Cincinnati Bell Common Stock Fund shall be subject to standard reserve requirements applicable to the investment options used to fund the exchange, as established by the Trustee from time to time (or such higher reserve requirements as may be established by the Sponsor in written direction to the Trustee). Requests to exchange into the Cincinnati Bell Common Stock Fund that exceed such reserves, and accompanying trade orders, may be rejected or cancelled. In the event that a buy trade associated with a request to exchange into Cincinnati Bell Common Stock is executed, and the Participant does not have sufficient hypothetical interest in assets in the designated investment option to fund the trade, the Trustee will liquidate the hypothetical interest in the investment options (including those held in other sources eligible for liquidation) in the affected Participant’s account pro rata. In the event that the Participant does not have sufficient hypothetical interest in assets in any other investment option, the Trustee shall initiate a corrective sale, and shall debit the costs of such corrective trade from the Participant’s hypothetical account.

(C)    Fractional Shares. Participants will be entitled make hypothetical exchanges out of hypothetical interests in fractional shares in the Cincinnati Bell Common Stock Fund only in connection with a request to exchange out the entire hypothetical balance of their Cincinnati Bell Common Stock Fund (or the entire hypothetical balance in a particular source, as applicable). Fractional shares will be transacted at the price determined by the stock trade order selected by the Participant.

(v)	Use of an Affiliated Broker.

For all purchases and sales of Cincinnati Bell Common Stock on the open market, whether Participant-initiated or otherwise, the Sponsor hereby directs the Trustee to use Fidelity Brokerage Services LLC (“FBSLLC”) to provide brokerage services. Subject to the provisions of this agreement, FBSLLC shall execute such trades directly or through any of its affiliates. The provision of brokerage services shall be subject to the following:

(1)    Any successor organization of FBSLLC, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this direction provision. FBSLLC may assign its rights and obligations under this agreement to any affiliate, provided that the assignee is bound by the terms hereof, including the provisions concerning remuneration.

(2) The Trustee and FBSLLC shall continue to rely on this
direction provision until notified to the contrary. The Sponsor reserves the right to terminate this direction upon written notice to FBSLLC (or its successors or assigns) and the Trustee, in accordance with Section 11 of this Agreement.

(3)The Sponsor acknowledges that FBSLLC (and its successors and assigns) may rely upon this Agreement in establishing an account in the name of the Trustee for the Plan, and in allowing each Participant to exercise limited trading authorization over such account, to the extent of his or her individual account balance in the Cincinnati Bell Common Stock Fund subject to Participant direction.

(vi)	Securities Law Reports.

The Sponsor shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Cincinnati Bell Common Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Cincinnati Bell Common Stock pending the filing of any report. The Sponsor shall be responsible for the registration of any Plan interests to the extent required under Federal or state securities law. The Trustee shall provide to the Sponsor such information on the Trust's ownership of Cincinnati Bell Common Stock as the Sponsor may reasonably request in order to comply with Federal or state securities laws.

(vii)	Voting and Tender Offers.

Notwithstanding any other provision of this Agreement, the provisions of this Section shall govern the voting and tendering of Cincinnati Bell Common Stock held under the Trust. The Sponsor shall provide direction to the Trustee with respect to any proxy voting, any tender or exchange offer, or any other similar shareholder right, and the Trustee shall vote, tender or exchange shares of Cincinnati Bell Common Stock in accordance with timely, written direction from the Sponsor. Unless otherwise required by applicable law, the Trustee shall not take any action with respect to a vote, tender, exchange or similar shareholder right in the absence of instruction from the Sponsor. For these purposes, a timely direction is one that is received at a time that reasonably allows the Trustee to exercise shareholder rights, through a custodian, if applicable.

(viii)	General.

With respect to all shareholder rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Cincinnati Bell Common Stock, the Trustee shall follow the procedures set forth in subsection (vii), above.

(ix)	Conversion.

All provisions in this Section 5(g) shall also apply to any securities received as a result of a conversion of Cincinnati Bell Common Stock.

(h)	Trustee Powers

The Trustee shall have the following powers and authority:

(i)Subject to this Section 5, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

(ii)To cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of its nominees, or in the Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

(iii)To keep that portion of the Trust in cash or cash balances as the Sponsor or Administrator may, from time to time, deem to be in the best interest of the Trust.

(iv)To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

(v)To borrow funds from a bank or other financial institution not affiliated with the Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion, provided that the cost of borrowing shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity. The Sponsor acknowledges that it has received the disclosure on the Trustee’s line of credit program and credit allocation policy and a copy of the text of Prohibited Transaction Exemption 2002-55 prior to executing this Agreement if applicable.

(vi)To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

(vii)To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

(viii)To do all other acts, although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

Notwithstanding any powers granted to Trustee pursuant to this Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code. The Trustee will file an annual fiduciary return to the extent required by law.

Section 6    Recordkeeping and Administrative Services to Be Performed

(a)	General

The Trustee shall perform those recordkeeping and administrative functions described in Schedule A attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator's written directions regarding the Plan's provisions, guidelines and interpretations. The Sponsor acknowledges that the Trustee will be working to streamline and standardize its service model and agrees to reasonably cooperate with the Trustee in connection with those efforts. The Trustee will make the Sponsor aware of the service model changes in advance and will work with the Sponsor to determine the most efficient and effective methods of implementing the changes. The Sponsor acknowledges that the Trustee does not provide legal or tax advice, and that the Sponsor must obtain its own legal and tax counsel for advice on the plan design appropriate for its specific situation and on legal and tax issues pertaining to the administration of the Plan. The Sponsor further acknowledges that the Trustee has no continuing responsibility to be aware of and responsive to IRS guidance provided under Section 409A of the Code as the Trustee is not the responsible party for (a) ensuring that the Administrator’s or Sponsor’s direction to the Trustee conforms with that guidance, and (b) the payment of all taxes and penalties associated with a failure to maintain such compliance.

(b)	Accounts

The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of the last day of each Reporting Date. Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date. Except as otherwise required under applicable law, upon the expiration of six (6) months from the date of filing such account, the Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which a written objection shall have been filed with the Trustee within such six (6) month period.

(c)	Inspection and Audit

Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Sponsor, at no expense to the Sponsor, in the format regularly provided to the Sponsor, a statement of each Participant’s account as of the resignation, removal, or termination, and the Trustee shall provide to the Sponsor or the Plan’s new recordkeeper such further records as are reasonable, at the Sponsor's expense.

The Trustee will provide to auditors (including third-party auditors and Sponsor’s internal audit staff) as Sponsor may designate in writing, access to any Trustee owned or managed facility at which the services are being performed, to appropriate Trustee management personnel, and to the data and records (and other documentation reasonably requested by the Sponsor) maintained by the Trustee with respect to the services solely for the purpose of examining (i) transactional books and records maintained by the Trustee in order to provide the services, (ii) documentation of service level performance, and (iii) invoices to the Sponsor. Any such audits will be conducted at the Sponsor’s expense. The Sponsor and its auditors will first look to the most recent Service Organization Control I Report Type II (“Type II SOC”), formerly referred to as a Service Auditor’s Report or SAS 70 Report, before conducting further audits. Type II SOC reports will be issued by the Trustee or its affiliate’s independent public accounting firm in accordance with Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”), Reporting on Controls at a Service Organization, or superseding standards set forth by the American Institute of Certified Public Accountants. Excepting audit requests from governmental or regulatory agencies, if a matter is not covered in such Type II SOC, then the Sponsor will provide the Trustee not less than ninety (90) days prior written notice of an audit and will provide a proposed detailed scope and timeframe of the audit requested by the Sponsor to the Trustee in writing at least sixty (60) days prior to date of the audit. The Sponsor and its auditors will conduct such audits in a manner that will result in a minimum of inconvenience and disruption to the Trustee’s operations. Audits may be conducted only during normal business hours and no more frequently than annually unless otherwise required as a matter of law or for compliance with regulatory or contractual requirements. Any audit assistance provided by the Trustee in excess of the number of audit hours per annum referenced in the fee schedule shall be provided on a fee-for-service basis. The Sponsor will reimburse the Trustee for any costs incurred by the Trustee in connection with an audit conducted pursuant to this section. The Sponsor and its auditors will not be entitled to review or audit (i) data or information of other customers or clients of the Trustee, (ii) any of Trustee’s proprietary data, or (iii) any other Confidential Information of the Trustee that is not relevant for the purposes of the audit. The Sponsor and its auditors will not be entitled to logical access to the Trustee’s networks and systems, nor unrestricted physical access to Trustee’s facilities and personnel. Reviews of processes, controls, and support documentation will be facilitated with appropriate

Trustee’s personnel. The Trustee will use commercially reasonable efforts to cooperate in the audit, will make available on a timely basis the information reasonably required to conduct the audit and will assist the designated employees of the Sponsor or its auditors as reasonably necessary. To the maximum extent possible, audits will be designed and conducted (in such manner and with such frequency) so as not to interfere with the provision of the services. The Sponsor will not use any competitors of the Trustee (or any significant subcontractor of Trustee under this Agreement) to conduct such audits. The auditors and other representatives of the Sponsor will execute and deliver such confidentiality and non-disclosure agreements and comply with such security and confidentiality requirements as the Trustee may reasonably request in connection with such audits.

(d)	Notice of Plan Amendment

The Trustee's provision of the recordkeeping and administrative services set forth in this Section shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment's adoption, and on the Administrator providing the Trustee, on a timely basis, with all the information the Trustee deems necessary for the Trustee to perform the recordkeeping and administrative services and such other information as the Trustee may reasonably request.

(e)	Returns, Reports and Information

Except as set forth in the Plan Reporting section of Schedule A, the Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings. The Administrator shall also be responsible for making any disclosures to Participants required by law.

Section 7    Compensation and Expenses

Sponsor shall pay to Trustee, within thirty (30) days of receipt of the Trustee’s bill, the fees for services in accordance with Schedule B. Fees for services are specifically outlined in Schedule B and are based on any assumptions identified therein. In the event that the Plan characteristics referenced in the assumptions outlined in Schedule B change significantly by either falling below or exceeding current or projected levels, such fees may be subject to revision, upon mutual renegotiation. To reflect increased operating costs, Trustee may once each calendar year amend Schedule B without the Sponsor’s consent upon ninety (90) days prior notice to the Sponsor.

All reasonable expenses of Plan administration as shown on Schedule B attached hereto, as amended from time to time, shall be a charge against and paid from the appropriate Participants’ accounts, except to the extent such amounts are paid by the Sponsor in a timely manner.

Any overcharge by the Trustee, or underpayment of fees or expenses by the Sponsor that is the result of a good-faith fee dispute, shall bear interest until paid by the appropriate party with such interest determined by calculating the average of the prime rates reported in the Wall Street Journal from the date of overpayment or underpayment until such corrective payment is made by the appropriate party. Any underpayment of fees or expenses by the Sponsor that is not the subject of a good-faith fee dispute shall bear interest until paid at the rate of the lesser of (i) 1½% per month, or (ii) the maximum amount permitted by law.

All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the appropriate Participants' accounts.

Section 8    Directions, Indemnification and Data Conditions

(a)	Identity of the Sponsor and the Administrator

The Trustee shall be fully protected in relying on the fact that the Sponsor and the Administrator under the Plan are the individual or persons named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

(b)	Directions from the Sponsor and the Administrator

Whenever the Sponsor or the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss or expense arising from the direction if the direction is contained in a writing provided by any individual whose name has been submitted (and not withdrawn) in writing to the Trustee by the Sponsor or the Administrator unless it is clear on the direction’s face that the actions to be taken under the direction would be contrary to the terms of this Agreement. The Trustee may rely without further duty of inquiry on the authority of any such individual to provide direction to the Trustee on behalf of the Sponsor.

For purposes of this Section, such direction may also be made via EDT, facsimile or such other secure electronic means in accordance with procedures agreed to by the Sponsor and the Trustee and, in any such case the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Sponsor.

(c)	Directions from Participants

The Trustee shall not be liable for any loss which arises from any Participant's exercise or non-exercise of rights under the Plan over the assets in the Participants’ hypothetical accounts.

(d)	Indemnification

The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all Losses that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all Losses arising solely from the Trustee's negligence, bad faith or breach of this Agreement.

The Trustee shall indemnify the Sponsor against, and hold the Sponsor harmless from, any and all Losses that may be incurred by, imposed upon, or asserted against the Sponsor by reason of any claim, regulatory proceeding, or litigation arising from Trustee’s negligence or bad faith.

The Trustee shall also indemnify the Sponsor against and hold the Sponsor harmless from any and all such Losses that may be incurred by, imposed upon, or asserted against the Sponsor solely as a result of: i) any defects in the investment methodology embodied in the target asset allocation or model portfolio provided through Portfolio Review, except to the extent that any such Losses arise from information provided by the Participant, the Sponsor or third parties; or ii) any prohibited transactions resulting from the provision of Portfolio Review by the Trustee.

In addition to any other indemnification provided to Trustee by Sponsor under this Agreement, Sponsor shall indemnify Trustee against, and hold Trustee harmless from, any and all Losses that may be incurred by, imposed upon, or asserted against Trustee by reason of any claim, regulatory proceeding, or litigation arising from Sponsor’s failure to provide, or delay in providing, information to Trustee necessary to effectuate the transfer of funds pursuant to the Auto-Debit service in Section 22(h) or any deficiency or lack of funds in any account from which Sponsor has directed Trustee to deduct payments under that section.

(e)	Data Conditions

Sponsor represents that all data and documentation, including employee data and/or participant data (the “Data”) provided to Trustee to be used in performing the services under this Agreement shall be provided in a timely manner, in good condition, correct, complete and submitted in accordance with Trustee’s specifications (such specifications to be provided to the Sponsor by the Trustee from time to time). Trustee shall be entitled to rely on the accuracy and completeness of such data and shall have (i) no liability for inaccuracies in Data originating from Sponsor, the Sponsor participants or Sponsor’s third party service providers, and (ii) no duty to verify such information except where the data is clearly erroneous on its face. If any data is not submitted in accordance with these requirements, or if Trustee detects errors or omissions in the data submitted, Trustee shall promptly notify Sponsor and return such data to Sponsor for correction and modification unless (i) Sponsor and Trustee agree, in writing, that Trustee is to make corrections or modifications to the data for an additional fee, or (ii) Sponsor will provide prompt direction as necessary to correct any errors or omissions in the Data. For purposes of these requirements and except to the extent such treatment would be inconsistent with applicable law, Trustee may treat scanned electronic copies of paper records as the official records.

(f)	Exclusion of Damages

Neither party shall be liable to the other party for any indirect, special, consequential or punitive damages, including, but not limited to, loss of business or loss of profits, regardless of the form of action, which may arise from the performance, nonperformance, default or other breach of this Agreement.

Section 9    Resignation or Removal of Trustee

(a)	Resignation and Removal

The Trustee may resign at any time in accordance with the notice provisions set forth below. The Sponsor may remove the Trustee at any time in accordance with the notice provisions set forth below.

(b)	Termination

This Agreement may be terminated in full, or with respect to only a portion of the Plan (i.e. a “partial deconversion”) at any time by the Sponsor upon prior written notice to the Trustee in accordance with the notice provisions set forth below.

(c)	Notice Period

In the event either party desires to terminate this Agreement or any Services hereunder, the party shall provide at least ninety (90) days prior written notice of the termination date to the other party; provided, however, that the receiving party may agree, in writing, to a shorter notice period.

(d)	Transition Assistance

In the event of termination of this Agreement, if requested by Sponsor, the Trustee shall assist Sponsor in developing a plan for the orderly transition of the Plan data, cash and assets then constituting the Trust and services provided by the Trustee hereunder to Sponsor or its designee. The Trustee shall provide such assistance for a period not extending beyond sixty (60) days from the termination date of this Agreement. The Trustee shall provide to Sponsor, or to any person designated by Sponsor, at a mutually agreeable time, one file of the Plan data prepared and maintained by the Trustee in the ordinary course of business, in the Trustee’s format. The Trustee may provide other or additional transition assistance as mutually determined for additional fees, which shall be due and payable by the Sponsor prior to any termination of this Agreement.

(e)	Failure to Appoint Successor

If, by the termination date, the Sponsor has not notified the Trustee in writing as to the individual or entity to which the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

Section 10    Successor Trustee

(a)	Appointment

If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

(b)	Acceptance

As of the date the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee, except as may be required to evidence such transition. The predecessor trustee shall execute all instruments and do all acts that may be reasonably necessary and requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

(c)	Corporate Action

Any successor of the Trustee or successor trustee, either through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction of either the Trustee or successor trustee, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 11    Resignation, Removal, and Termination Notices

All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Director of Human Resources, 201 East Fourth Street, Cincinnati, OH 45202, and to the Trustee c/o Fidelity Workplace Services LLC, PWI Risk & Compliance, 82 Devonshire Street, V6D, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 12    Duration

This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 13    Insolvency of Sponsor

(a)Trustee shall cease disbursement of funds for payment of benefits to Participants if the Sponsor is Insolvent.

(b)All times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Sponsor under federal and state law as set forth below.

(i)The Board of Directors and the Chief Executive Officer of the Sponsor shall have the duty to inform Trustee in writing of Sponsor's Insolvency. If a person claiming to be a creditor of the Sponsor alleges in writing to Trustee that Sponsor has become Insolvent, Trustee shall determine whether Sponsor is Insolvent and, pending such determination, Trustee shall discontinue disbursements for payment of benefits to Participants.

(ii)Unless Trustee has actual knowledge of Sponsor's Insolvency, or has received notice from Sponsor or a person claiming to be a creditor alleging that Sponsor is Insolvent, Trustee shall have no duty to inquire whether Sponsor is Insolvent. Trustee may in all events rely on such evidence concerning Sponsor's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Sponsor's solvency.

(iii)    If at any time Trustee has determined that Sponsor is Insolvent, Trustee shall discontinue disbursements for payments to Participants and shall hold the assets of the trust for the benefit of Sponsor's general creditors. Nothing in this Agreement shall in any way diminish any rights of Participants to pursue their rights as general creditors of Sponsor with respect to benefits due under the Plan or otherwise.

(iv)Trustee shall resume disbursement for the payment of benefits to Participants in accordance with this Agreement only after Trustee has determined that Sponsor is not Insolvent (or is no longer Insolvent).

(c)    If the Sponsor permits the employees of another member of the same controlled group (as defined in IRC Section 414(b) or (c)) to participate in the Plan, all of the assets held by the Trust will be subject to the claims of the general creditors of both the Sponsor and all of such participating affiliates and, for purposes of Section 13(a), the Sponsor is considered Insolvent if any such affiliate meets the definition of Insolvent.

(d)    Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to (a) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Participants by Sponsor in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 14    Amendment or Modification

This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee.

Section 15    Electronic Services

(a)The Trustee may provide communications via electronic media, including, but not limited to NetBenefits, eWorkplace and Fidelity Plan Sponsor Webstation® (“Electronic Services”). The Sponsor agrees to use such Electronic Services only in the course of reasonable administration of or participation in the Plan and to keep confidential and not alter, publish, copy, broadcast, retransmit, reproduce, frame-in, link to, commercially exploit or otherwise redisseminate the Electronic Services, any content associated therewith, or any portion thereof (including, without limitation, any trademarks and service marks associated therewith), without the written consent of the Trustee. Notwithstanding the foregoing, the Trustee acknowledges that certain Electronic Services may, by their nature, be intended for non-commercial, personal use by Participants or their beneficiaries, with respect to their participation in the Plan, or for their other retirement or employee benefit planning purposes, and certain content may be intended or permitted to be modified by the Sponsor in connection with the administration of the Plan. In such cases, the Trustee will notify the Sponsor of such fact, and any requirements or guidelines associated with such usage or modification no later than the time of initial delivery of such Electronic Services. To the extent permission is granted to make Electronic Services available to administrative personnel designated by the Sponsor, it shall be the responsibility of the Sponsor to keep the Trustee informed as to which of the Sponsor personnel are authorized to have such access. Except to the extent otherwise specifically agreed by the parties, the Trustee reserves the right, upon notice when reasonably feasible, to modify or discontinue Electronic Services, or any portion thereof, at any time.

(b)Without limiting the responsibilities of the Trustee or the rights of the Sponsor stated elsewhere in this Agreement, Electronic Services shall be provided to the Sponsor without acceptance of legal liability related to or arising out of the electronic nature of the delivery or provision of such Services provided, however, the Trustee shall defend, indemnify and hold the Sponsor harmless from any claims brought by third parties based upon infringement of any patent, copyright, trademark, trade secret or other proprietary right in connection with the Electronic Services furnished under the Agreement. The Sponsor shall promptly notify the Trustee in writing of any such claim. The Sponsor shall give reasonable assistance to the Trustee in defense of any claim, at the Trustee’s expense. The Trustee shall have sole control of the defense of any such claim. To the extent that any Electronic Services utilize Internet services to transport data or communications, the Trustee will take, and the Sponsor agrees to follow, reasonable security precautions. However, the Trustee disclaims any liability for interception of any such data or communications. The Trustee reserves the right not to accept data or communications transmitted electronically or via electronic media by the Sponsor or a third party if it determines that the method of delivery does not provide adequate data security, or if it is not administratively feasible for the Trustee to use the data security provided. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of Internet or network services, or any other service required for electronic communication, nor does the Trustee make any warranties, express or implied, and specifically disclaims all warranties of merchantability, fitness for a particular purpose, or non-infringement. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the Electronic Services made in violation of this Agreement.

(c)The Sponsor acknowledges that certain web sites through which the Electronic Services are accessed may be protected by passwords or require a login and the Sponsor agrees that neither the Sponsor nor, where applicable, Participants, will obtain or attempt to obtain unauthorized access to such Services or to any other protected materials or information, through any means not intentionally made available by the Trustee for the specific use of the Sponsor. To the extent that a PIN is necessary for access to the Electronic Services, the Sponsor and/or its Participants, as the case may be, are solely responsible for all activities that occur in connection with such PINs.

(d)    The Trustee will provide to Participants the FullView® service via NetBenefits, through which Participants may elect to consolidate and manage any retirement account information available through NetBenefits as well as External Account Information. To the extent not provided by the Trustee or its affiliates, the data aggregation service will be provided by Yodlee.com, Inc. or such other independent provider as the Trustee may select, pursuant to a contract that requires the provider to take appropriate steps to protect the privacy and confidentiality of information furnished by users of the service. The Sponsor acknowledges that Participants who elect to use FullView® must provide passwords and PINs to the provider of data aggregation services. The Trustee will use External Account Information to furnish and support FullView® or other services provided pursuant to this Agreement, and as otherwise directed by the Participant.

The Trustee will not furnish External Account Information to any third party, except pursuant to subpoena or other applicable law. The Sponsor agrees that the information accumulated through FullView® shall not be made available to the Sponsor, provided, however, that the Trustee shall provide to the Sponsor, upon request, aggregate usage data that contains no personally identifiable information.

Section 16    Assignment

This Agreement, and any of its rights and obligations hereunder, may not be assigned by any party without the prior written consent of the other party(ies), and such consent may be withheld in any party’s sole discretion. Notwithstanding the foregoing, Trustee may assign this Agreement in whole or in part, and any of its rights and obligations hereunder, to a subsidiary or affiliate of Trustee without consent of the Sponsor. All provisions in this Agreement shall extend to and are binding upon the parties hereto and their respective successors and permitted assigns.

Section 17     Proprietary Material

Trustee, its vendors and assignees shall retain title to any systems, methods, know-how and materials used in providing the services contemplated herein (including without limitation hardware, software and other procedures and methods, documents or scripts whether written or electronic) (collectively, “Trustee and Third Party Intellectual Property”). Sponsor acknowledges that any such Trustee and Third Party Intellectual Property developed or used by Trustee, its vendors or assignees in providing the services is the proprietary and confidential property of the respective party.

Section 18    Force Majeure

No party shall be deemed in default of this Agreement to the extent that any delay or failure in performance of its obligation(s) results, without its fault or negligence, from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, acts of terrorism, whether actual or threatened, quarantines, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power outages or strikes. This clause shall not excuse any of the parties to the Agreement from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data each of the parties to the Agreement are responsible for maintaining for the Plan.

Section 19    Insurance

Trustee will, during the term of this Agreement, have and maintain in force the following insurance coverage:

(a)
Worker’s Compensation Insurance, including occupational illness or disease coverage, or other similar social insurance, including self-insurance, in accordance with the laws of the country, state or territory exercising jurisdiction over its employees and Employer’s Liability Insurance with a minimum limit sufficient to cover the statutory requirements of such country, state or territory.

(b)
Commercial General Liability Insurance, including Contractual Liability, Products, Completed Operations Liability and Personal Injury, and Broad Form Property Damage Liability coverage for damages to any property with a minimum combined single limit of $1,000,000 per occurrence and $5,000,000 umbrella excess liability. Such insurance must name Sponsor as an additional insured with respect to its legal liability arising from Trustee’s acts or omissions.

(c)	Employee Dishonesty and Computer Fraud coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Trustee, acting alone or in collusion with others, including the property and funds of others in their care, custody or control, in a minimum amount of $1,000,000.

(d)
Errors and Omissions Liability Insurance covering the legal liability for damages due to error, omissions, negligence of employees and failure of Trustee’s products to perform the function or serve the purpose intended in an amount of at least $5,000,000 per wrongful act. Trustee will have and maintain in force Errors and Omissions Liability Insurance for a period of twelve (12) months after termination of this Agreement.

(e)	“All Risk” Property insurance covering not less than the full replacement cost of Trustee’s personal property while on or at a Sponsor’s work location.

The foregoing insurance coverage will be primary and non-contributing with respect to any other insurance or self-insurance which may be maintained by Sponsor. Within (30) calendar days of the effective date of the Agreement, Trustee will cause its insurers to issue certificates of insurance evidencing that the coverage required under this Agreement are maintained in force and that not less than thirty (30) calendar days written notice will be given to Sponsor prior to any materially adverse modification, cancellation or non-renewal of the policies. The insurers selected by Trustee will have an A.M. Best rating of A-IX or better or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency. Trustee will assure that its subcontractors, if any, maintain insurance coverage commensurate with their respective scope of services or are endorsed as additional insureds on all required Trustee’s coverage.

Section 20    Confidentiality; Safeguarding of Data

Confidential Information

In connection with this Agreement, each of the parties has disclosed and may continue to disclose to the other party information that relates to the disclosing party’s business operations, financial condition, employees, former employees, eligible dependents and beneficiaries of such employees and former employees, customers, business associates, products, services or technical knowledge. Except as otherwise specifically agreed in writing by the parties, Trustee and Sponsor each agree that from and after the Effective Date (i) all information communicated to it before or after the Effective Date by the other and identified as confidential or proprietary, (ii) all information identified as confidential or proprietary to which it has access in connection with the services, whether such access was before or after the Effective Date, (iii) all information communicated to it that reasonably should have been understood by the receiving party to be proprietary and confidential to the disclosing party including without limitation technical, trade secret or business information, financial information, business or marketing strategies or plans, product development or customer information, and (iv) the terms and conditions of this Agreement (collectively, the “Confidential Information”) will be used only in accordance with this Agreement.

(b)	Ownership of Information/Safeguarding Information

Each party’s Confidential Information will remain the property of that party except as otherwise expressly provided in this Agreement. Each party will use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure or publication of its own information (or information of its customers) of a similar nature, and in any event, no less than reasonable care. Each party may use and disclose relevant aspects of the other party’s Confidential Information to its employees, affiliates, subcontractors and agents to the extent such disclosure is reasonably necessary for the performance of its obligations under this Agreement or the enforcement of its rights under this Agreement; provided, however, that the disclosing party shall ensure that such parties agree to be bound by confidentiality provisions at least as restrictive as those set forth in this Section 20;

and provided further, however, that in no event shall Sponsor disclose such Confidential Information to direct competitors of the Trustee. Each party will be responsible for any improper disclosure of Confidential Information by such party’s employees, affiliates, subcontractors or agents. Neither party will (i) make any use or copies of the Confidential Information of the other except as contemplated by this Agreement, or (ii) sell, assign, lease or otherwise commercially exploit the Confidential Information (or any derivative works thereof) of the other party. Neither party will withhold the Confidential Information of the other party (including in the case of the Sponsor, the Personal Data) or refuse for any reason (including due to the other party’s actual or alleged breach of this Agreement) to promptly return to the other party its Confidential Information (including copies thereof) if requested to do so.

(c)	Return of Information

Upon expiration or any termination of this Agreement and completion of a party’s obligations under this Agreement, each party will return or destroy, as the owner may direct, all documentation in any medium that contains or refers to the other party’s Confidential Information; however, each party may retain copies of Confidential Information of the other party solely to the extent required for compliance with applicable professional standards and applicable law.

(d)	Exceptions to Confidential Treatment

Sections 20(a), (b) and (c) shall not apply to any particular information that either party can demonstrate (i) was, at the time of disclosure to it (a) already known to the receiving party (and not subject to a pre-existing confidentiality agreement) or (b) publicly known; (ii) after disclosure to it, becomes publicly known through no fault of the receiving party; (iii) was received after disclosure to it from a third party who did not indicate that the information was to be treated as confidential in connection with the disclosure or (iv) was independently developed by the receiving party without use of the Confidential Information of the disclosing party. In addition, a party will not be considered to have breached its obligations under this Section 20 for disclosing Confidential Information of the other party to the extent required to satisfy any valid subpoena, court order, litigation or regulatory request, or any other legal requirement of a competent governmental authority, provided that following receipt of any such request, or making a determination that disclosure is legally required, and to the extent that it may legally do so, such party advises the other party prior to making such disclosure in order that the other party may object to such disclosure, take action to ensure confidential treatment of the Confidential Information, or take such other action as it considers appropriate to protect the Confidential Information. In addition, Trustee will not be considered to have breached its obligations under this Section 20 for using or disclosing Confidential Information to the extent Trustee or an affiliate of the Trustee is specifically authorized by an individual to use that individual’s personal information (including plan-related and account-related information applicable to that individual) in connection with any other Trustee products or services.

(e)	No Duty to Disclose

Nothing contained in this Section 20 will be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party provided that Trustee shall be excused from its obligations to perform hereunder to the extent Sponsor fails to provide any such information as is reasonably necessary for Trustee to perform the services and otherwise meet its obligations hereunder.

(f)	Personal Data

In order to fulfill its obligations under this Agreement, Trustee may receive in connection with this Agreement or the services provided hereunder personal data, including compensation, benefits, tax, marital/family status and other similar information about participants (“Personal Data”). Trustee acknowledges that it is receiving

Personal Data only in connection with the performance of the services and Trustee will not use or disclose Personal Data without the permission of the Sponsor for any purpose other than as permitted in this Agreement and in fulfilling its obligations under this Agreement, unless disclosure is required or permitted under this Agreement or by applicable law. With respect to Personal Data it receives under this Agreement, Trustee agrees to (i) safeguard Personal Data in accordance with its privacy policy, and (ii) exercise at least the same standard of care in safeguarding such Personal Data that it uses to protect the personal data of its own employees. Notwithstanding the foregoing, Sponsor may monitor Trustee’s interactions with participants, and Sponsor authorizes Trustee to permit third-party prospects of the Trustee to monitor participants’ interactions for the purpose of evaluating Trustee’s services. Nothing in this Agreement shall affect in any way other product or service arrangements entered into separately by Trustee or its affiliates and the Sponsor and/or participants.

(g)	Foreign Data Protection Laws

Sponsor is responsible for any and all activities necessary to ensure compliance with applicable laws regarding data protection outside of the United States and for ensuring that the transfer of Personal Data to Trustee is in compliance with such laws. Sponsor will not transfer any Personal Data to Trustee unless Sponsor has satisfied such laws, such as through the use of consents. Trustee will be entitled to presume that, unless notified to the contrary by Sponsor, activities necessary to ensure compliance with such laws have been satisfied by Sponsor with respect to all Personal Data furnished to Trustee hereunder. Trustee will have no obligation to process any Personal Data if Trustee is on notice that compliance with such laws has not been met.

Section 21    Resolution of Disputes

(a)	Informal Dispute Resolution

In the event that there is a dispute, claim, question or difference arising out of or relating to this Agreement or any alleged breach hereof (a “Dispute”) (except to the extent such Dispute is covered by Section 21(c) hereof), prior to the initiation of any action in a court of law, the parties will use reasonable efforts to settle such Dispute. During the course of such discussions, all reasonable requests made by one party to another for non-privileged information, reasonably related to the Dispute, will be honored in order that each of the parties may be fully apprised of the other’s position. The specific format for such discussions will be left to the discretion of the parties, but may include the preparation of agreed-upon statements of fact or written statements of position.

(b)	Non-Binding Mediation

Except as expressly provided otherwise in this Agreement, if the parties do not reach a solution pursuant to the provisions of Section 21(a) within a period of twenty (20) business days, then upon written notice by a party to the other party, the parties will attempt in good faith to resolve the Dispute by non-binding mediation. Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of (i) the good-faith determination by the appropriate senior executives of each party that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) thirty (30) days following the date that the Dispute was first referred to the mediator.

(c)	Exceptions to Dispute Resolution Procedure

The provisions of this Section 21 will not be construed to prevent a party from (i) seeking a temporary restraining order or injunctive or other equitable relief with respect to a breach (or attempted or threatened breach) of this Agreement by the other party, or (ii) making any claim or asserting any defense in litigation or other formal proceedings to the extent necessary (A) to avoid the expiration of any applicable limitations period, (B) to preserve a superior position with respect to other creditors, or (C) in the case of claims involving third parties, to allow for an expeditious and orderly presentation of a party’s claims or defenses.

Section 22    General

(a)	Performance by Trustee, its Agents or Affiliates

The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee, its agents or affiliates, and that certain of such services may be provided pursuant to one or more other contractual agreements or relationships.

(b)	Entire Agreement

This Agreement, together with the Schedules referenced herein, contains all of the terms agreed upon between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, written or oral, made by the parties with respect to the services.

(c)	Waiver

No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other obligation hereunder or subsequent failure or refusal to comply with any other obligation hereunder.

(d)	Successors and Assigns

The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

(e)	Partial Invalidity

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)	Section Headings

The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

(g)	Communications

In the event that the Sponsor retains any responsibility for delivering Participant communications to some or all Participants and beneficiaries, the Sponsor agrees to furnish the communications to such Participants in a timely manner as determined under applicable law.

The provisions of this Agreement shall apply to all information provided and all Participant communications prepared and delivered by the Sponsor or the Trustee during the implementation period prior to the execution date of this Agreement and throughout the term set forth in this Agreement.

(h)	Auto-Debit

Notwithstanding anything herein to the contrary, Sponsor hereby directs Trustee to request and receive payments in connection with contributions, loan repayments, and other payments made to the Plan through the ACH via an electronic funds transfer from Sponsor’s bank account as the Sponsor shall direct Trustee in writing. Sponsor agrees that it shall be solely responsible for assuring that Trustee is in receipt of the information necessary to effectuate the transfer of funds pursuant to this paragraph and that the bank account described under this paragraph or any subsequent directions to the Trustee contains sufficient funds to satisfy Trustee’s ACH request. Funds received via an electronic funds transfer will be credited to Participant’s accounts the day they are received by Trustee, if received prior to the close of the NYSE’s business day.

(i)	Survival

Trustee’s and Sponsor’s respective obligations under this Agreement, which by their nature would continue beyond the termination of this Agreement, including but not limited to those contained in Sections “Indemnification” and “Confidentiality; Safeguarding of Data” shall survive any termination of the Agreement.

(j)	Sponsor Authorization

Sponsor understands, acknowledges and agrees that (i) Trustee utilizes omnibus accounts at unaffiliated banks for money movement into and out of investment options in defined contribution plans, and (ii) Trustee acts as agent for the Plan with respect to such accounts and generally invests the funds awaiting settlement of transactions or clearance of disbursements in short-term investments.

Sponsor hereby authorizes Trustee, in accordance with the foregoing process, to (i) commingle funds in transit to or from the Plan with other plans' funds for transaction accounts, (ii) invest overnight omnibus transaction account balances in short-term investments, (iii) use float earnings to pay bank fees and make other required adjustments, and (iv) retain net float earnings attributable to the Plan. Trustee shall be responsible for paying any bank fees that are not covered by earnings generated by the omnibus accounts.

For purposes of the foregoing, net float earnings shall be determined by subtracting from gross float earnings any fees charged by the banks in connection with such accounts. Gross float earnings will also be subject to adjustments arising in connection with an omnibus trading process.

Neither the Sponsor nor the Plan shall be liable for any diminution in the value of such overnight investments. Provided that the Sponsor has provided timely funding, neither the Sponsor nor the Plan shall be responsible for any failure to settle or clear from such omnibus accounts any proper or timely trade or disbursement if such failure results from a decrease in the value, or temporary inaccessibility of funds attributable to either the use of a specific bank or the overnight investment of balances from such accounts.

Section 23    Authorization To Make Available Comprehensive Employee Solutions

Notwithstanding any provision of the Agreement to the contrary, Sponsor hereby authorizes Trustee, Fidelity Brokerage Services LLC (“FBS”), and other affiliates of the Trustee, throughout the term of this Agreement and any extensions thereto, to provide and/or offer personal and/or workplace services, tools, programs, and products (collectively, “Comprehensive Employee Solutions”) to any and all persons with respect to whom the Trustee receives any information hereunder, including Comprehensive Employee Solutions unrelated to retirement or employment and the Trustee may use for such purpose any information received hereunder. Any information collected by the Trustee in the course of providing Comprehensive Employee Solutions may be retained and used by the Trustee, FBS, or Trustee affiliates after the termination of this Agreement. All information shall be treated in accordance with Trustee’s privacy policy. Trustee shall provide Sponsor with a schedule and overview of the anticipated Comprehensive Employee Solutions communications on an annual basis. If any material enhancements or modifications are planned for anticipated communications, beyond those outlined in such schedule, Trustee shall provide Sponsor with prior notice of any such enhancements or modifications. Sponsor may request that Trustee cease delivery of a specific Comprehensive Employee Solutions communication through written notice to Trustee, provided that the Trustee must receive notice of such request allowing it reasonable time to stop such communication. Participants who request that Trustee discontinue communications related to Comprehensive Employee Solutions other than workplace-related offerings shall be permitted to do so in accordance with industry rules and practices and through various means that may be specific by communication medium. With respect to any product or service made available directly to individuals by Trustee or its affiliates pursuant to Sponsor’s authorization in this Section 22 and not as part of Trustee’s servicing of the Plan in accordance with the remaining terms of this Agreement, Trustee shall defend, indemnify and hold harmless Sponsor against any claim brought by any such individual alleging (i) liability on account of Sponsor’s endorsement of such products or services, or (ii) that actions taken by Trustee or its affiliates in the marketing, sale or servicing of any such products or services were (A) negligent, fraudulent, misleading, or inaccurate, (B) in violation of applicable securities law, regulation, or securities regulatory organization rules, or (C) in breach of the terms of any agreement(s) entered into between such individual and Trustee (or its affiliate) with respect to such products or services. Sponsor shall be solely responsible for (i) ensuring that its authorizations in this Section 23 comply with all laws, policies and contracts to which the Sponsor is subject, and (ii) any misrepresentations of any such products or services by the Sponsor’s employees or other representatives.

Section 24    Situs of Trust Assets

The Sponsor and the Trustee agree that no assets of the Trust shall be located or transferred outside of the United States.

Section 25    Governing Law

(a)	Massachusetts Law Controls

This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under section 514 of ERISA.

(b)	Trust Agreement Controls

The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control.

Section 26    Non-Resident Aliens

Sponsor hereby represents and warrants that no non-resident aliens are, or will be, allowed to participate in the Plan at any time during the term of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this Agreement on behalf of the respective parties. Each party may rely without duty of inquiry on the foregoing representation.

CONVERGYS CORPORATION	FIDELITY MANAGEMENT TRUST COMPANY
By: _______________________________ Authorized Signatory	By: _______________________________ FMTC Authorized Signatory

Name: _____________________________	Name: _____________________________

Title: ______________________________	Title: ______________________________

Date: ______________________________	Date: ______________________________

SCHEDULES

SCHEDULE A – Recordkeeping and Administrative Services

ADMINISTRATION

(a)	Establishment and maintenance of Participant account and election percentages.

(b)	Maintenance of the Plan investment options set forth on Schedule C.

(c)	Maintenance of the money classifications set forth in the Plan Administration Manual.

(d)
The Trustee will provide the recordkeeping and administrative services set forth on this Schedule A or as otherwise agreed to in writing (or by means of a secure electronic medium) between Sponsor and Trustee. The Trustee may unilaterally add or enhance services, provided there is no impact on the fees set forth in Schedule B.

PARTICIPANT SERVICES

(a)	Participant service representatives are available each Business Day at the times set forth in the Plan Administration Manual via toll free telephone service for Participant inquiries and transactions.

(b)
Through the automated voice response system and on-line account access via the World Wide Web, Participants have virtually 24 hour account inquiry. Through on-line account access via the World Wide Web, Participants also have virtually 24 hour transaction capabilities.

(c)
For security purposes, all calls are recorded. In addition, several levels of security are available including the verification of a PIN or such other personal identifier as may be agreed to from time to time by the Sponsor and the Trustee.

(d)	The following services are available via the telephone or such other electronic means as may be agreed upon from time to time by the Sponsor and the Trustee:

(i)	Process Participant enrollments, in accordance with the procedures set forth in the Plan Administration Manual.

(ii)	Provide Plan investment option information.

(iii)	Provide and maintain information and explanations about Plan provisions.

(iv)	Respond to requests for literature.

(v)	Maintain and process changes to Participants’ contribution allocations for all money sources, if applicable.

(vi)	Process exchanges (transfers) between investment options on a daily basis.

PLAN ACCOUNTING

(a)	Process consolidated payroll contributions according to the Sponsor’s payroll frequency via

Fidelity Plan Sponsor Webstation® or other medium permitted by the Trustee. The data format will be provided by the Trustee.

(b)	Maintain and update employee data necessary to support Plan administration. The data will be submitted according to payroll frequency.

(c)	Provide daily Plan and Participant level accounting for all Plan investment options.

(d)	Provide daily Plan and Participant level accounting for all money classifications for the Plan.

(e)	Audit and reconcile the Plan and Participant accounts daily.

(f)
Reconcile and process Participant withdrawal requests and distributions as approved and directed by the Sponsor. All requests are paid based on the current market values of Participants' accounts, not advanced or estimated values. A distribution report will accompany each check.

(g)	Maintain and process changes to Participants' existing hypothetical investment mix elections.

PARTICIPANT REPORTING

(a)
Provide confirmation to Participants of all Participant initiated transactions either online or via the mail. Online confirms are generated upon submission of a transaction and mail confirms are available by mail generally within five (5) calendar days of the transaction.

(b)	Provide Participant statements in accordance with the procedures set forth in the Plan Administration Manual.

PLAN REPORTING

Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be delivered not later than twenty (20) calendar days after the end of each month in the absence of unusual circumstances.

GOVERNMENT REPORTING

(a)	Provide federal and state tax reporting and withholding on benefit payments made to Participants and beneficiaries in accordance with this Agreement.

(b)	Provide Mutual Fund tax reporting (Forms 1099 DIV. and 1099-B) to the Sponsor.

COMMUNICATION & EDUCATION SERVICES

(a)
Design, produce and distribute a customized comprehensive communications program for employees. The program may include multimedia informational materials, investment education and planning materials, access to Fidelity’s homepage on the internet and STAGES magazine. Additional fees for such services may apply as mutually agreed upon between Sponsor and Trustee.

(b)	Provide Portfolio Review an internet-based educational service for Participants that generates target asset allocations and model portfolios customized to investment options in the Plan based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee.

OTHER

(a)
Fidelity Plan Sponsor Webstation®: The Fidelity Participant Recordkeeping System is available on-line to the Sponsor via the Fidelity Plan Sponsor Webstation®. PSW® is a graphical, Windows-based application that provides current Plan and Participant-level information, including indicative data, account balances, activity and history. The Sponsor agrees that PSW® access will not be granted to third parties without the prior consent of the Trustee.

(b)
Change of Address by Telephone: The Trustee shall allow Participants as directed by the Sponsor and documented in the Plan Administration Manual, to make address changes via Fidelity’s toll-free telephone service.

CONVERGYS CORPORATION	FIDELITY MANAGEMENT TRUST COMPANY
By: _______________________________ Authorized Signatory	By: _______________________________ FMTC Authorized Signatory

Name: _____________________________	Name: _____________________________

Title: ______________________________	Title: ______________________________

Date: ______________________________	Date: ______________________________

SCHEDULE B – Fee Schedule

Annual Recordkeeping Fee:	$10,000 per year billed and payable on a quarterly basis.

Non-Fidelity Mutual Funds:
Payments made directly to Fidelity Investments Institutional Operations Company, Inc. (FIIOC) or its affiliates by Non-Fidelity Mutual Fund vendors shall be posted and updated quarterly on Fidelity Plan Sponsor Webstation® at https://psw.fidelity.com or a successor site.

DRO Qualification:
This service will commence only after the Trustee receives the Service Authorization Agreement executed by a legally authorized representative of the Sponsor. The “standard” Order review fee is $1,200. A “standard” DRO is an order that references one defined contribution plan only. The fee for a “complex” Order is $1,800. A “complex” Order is an Order that references a defined benefit plan or multiple plans (defined benefit and/or defined contribution, in any combination). Any revisions to these fees will be reflected in an updated Service Authorization Agreement for the DRO qualification service which will be provided by the Trustee to the Sponsor for execution.

Stock Administration Fee:

To the extent that assets are invested in Sponsor Stock and Cincinnati Bell Common Stock, .10% of such assets in the Trust payable pro rata quarterly on the basis of such assets as of the calendar quarter’s last valuation date, but no less than $10,000 per year nor more than $35,000 per year.

Commissions:

Fidelity Brokerage Services LLC shall be entitled to remuneration in the amount of no more than $0.029 commission on each share of Sponsor Stock and Cincinnati Bell Common Stock. Any increase in such remuneration may be made only by written agreement between the Sponsor and Trustee.

Other Fees:

•
Other Fees: separate charges may apply for extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, audit support in excess of the standard and customary hours allotted for the annual financial statement audit, or the provision of communications materials in hard copy which are also accessible to participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material. The Administrator may withdraw reasonable administrative fees from the Trust by written direction to Fidelity.

Note: These fees are based on the Plan characteristics, asset configuration, net cash flow, fund selection and number of Participants existing as of the date of this agreement. In the event that one or more of these factors changes significantly, fees may be subject to change after discussion and mutual agreement of the parties. Significant changes in the legal and regulatory environment would also prompt discussion and potential fee changes.
.

CONVERGYS CORPORATION	FIDELITY MANAGEMENT TRUST COMPANY
By: _______________________________ Authorized Signatory	By: _______________________________ FMTC Authorized Signatory

Name: _____________________________	Name: _____________________________

Title: ______________________________	Title: ______________________________

Date: ______________________________	Date: ______________________________

SCHEDULE C – Investment Options

In accordance with Section 5(b), the Sponsor hereby directs the Trustee that Participants' individual hypothetical accounts may be invested in the following investment options:

Fidelity Dividend Growth (frozen to new contributions and exchanges in)
Fidelity Freedom 2000 Fund®
Fidelity Freedom 2005 Fund®
Fidelity Freedom 2010 Fund®
Fidelity Freedom 2015 Fund®
Fidelity Freedom 2020 Fund®
Fidelity Freedom 2025 Fund®
Fidelity Freedom 2030 Fund®
Fidelity Freedom 2035 Fund®
Fidelity Freedom 2040 Fund®
Fidelity Freedom 2045 Fund®
Fidelity Freedom 2050 Fund®
Fidelity Freedom Income Fund®
Fidelity® Growth Company Fund
Fidelity® High Income Fund
Fidelity® Money Market Trust Retirement Money Market Portfolio
Fidelity® Puritan® Fund
Spartan® 500 Index - Investor Class
American Funds EuroPacific Growth Fund Class R4
Cincinnati Bell Common Stock (frozen to new investments, except for reinvestment of dividends)
Convergys Corporation Shares (frozen to new investments, except for reinvestment of dividends)
Davis New York Venture Fund Class Y
Hotchkis and Wiley Mid-Cap Value Fund Class I
MFS Value Fund Class R4
Morgan Stanley Institutional Small Company Growth Fund Class I
PIMCO Total Return Fund Institutional Class
Rainier Small/Mid Cap Equity Portfolio Fund Class Institutional
Royce Total Return Fund Investment Class

The Sponsor hereby directs the Trustee to add any additional Fidelity Freedom Funds® as permissible investment options as they are launched, such funds being available to Participants as of the open of trading on the NYSE on their respective inception dates or as soon thereafter as administratively possible, unless otherwise directed by the Sponsor.

The Sponsor hereby directs that for Plan assets allocated to a Participant’s account, the investment option referred to in Section 5(c) shall be the Fidelity Freedom Fund® determined according to a methodology selected by the Sponsor and communicated to the Trustee in writing. In the case of assets not allocated to Participants accounts, the termination or reallocation of an investment option, the Plan’s default investment shall be Fidelity® Money Market Trust Retirement Money Market Portfolio.

The Sponsor hereby directs the Trustee to update the methodology (i.e., date ranges) as additional Fidelity Freedom Funds® are launched and added in accordance with the above. Such updates will be made to the service as soon as administratively feasible following the launch of future Fidelity Freedom Funds®, unless otherwise directed by the Sponsor.

CONVERGYS CORPORATION
By: _______________________________ Authorized Signatory

Name: _____________________________

Title: ______________________________

Date: ______________________________

SAMPLE DIRECTION LETTER

[Employer’s Letterhead]

Fidelity Workplace Service LLC
PWI Risk & Compliance
82 Devonshire Street, V6D
Boston, MA 02109

Re: Investment Instructions for Rabbi Trust Assets

Dear [Insert Names]:

The Participants under the Convergys Corporation Executive Deferred Compensation Plan and the Convergys Corporation Deferred Compensation Plan For Non-Employee Directors ("Plan") have the right to direct the investment of their Plan account in hypothetical investment options, which are currently based on (i) Mutual Funds; and (ii) the Stock Fund. Fidelity Management Trust Company has agreed pursuant to a Trust Agreement with Convergys Corporation dated December 23, 2011, to receive such Participant directions.

The Sponsor hereby directs the Trustee to invest funds contributed to the rabbi trust in a manner which corresponds directly to elections made by Participants under the Plan. The Sponsor hereby directs the Trustee to vote the shares of Fidelity and Non-Fidelity Mutual Funds and vote and/or tender shares of Sponsor Stock as directed by the Sponsor.

These procedures will remain in effect until a revised instruction letter is provided by the Sponsor and accepted by the Trustee.

Sincerely,

__________________________________________

Authorized Signatory

Enclosures: